Exhibit 10.46

Description of Compensation and Benefits for Directors

Cash Compensation of Non-employee Directors. Active non-employee directors elected by the holders of the Company Common Stock receive the following cash and equity compensation: (i) annual cash retainer of $80,000; (ii) annual equity grant of $80,000 of Restricted Stock Units; (ii) Chair of the Audit Committee receives $20,000 per year and members receive $10,000 per year; (iii) Chair of the Compensation, Executive, Finance, and Nominating/Governance Committees receive $15,000 per year and members receive $7,500 per year; and (iv) Co-Chairs of the Public Responsibility Committee receive $10,000 per year and members receive $5,000 per year.

Travel Benefits for Directors.

UATP Travel Card. Each director will receive a UATP Travel Card to be used for leisure travel on the Continental and United systems. The annual travel limit of the UATP card is currently $40,000.

Space Available Travel. In addition to the UATP Travel Card, each director and his or her eligible family members will receive space available flight passes (which shall be the highest priority space available flight passes).

Tax Gross Up. Each director will be entitled to an annual tax gross-up payment for travel of up to $27,500 (subject to annual adjustment). The gross-up is intended to reimburse a director for taxes incurred as a result of including the leisure travel benefits in his or her income.

Club Membership. Each director and a director’s spouse or qualified domestic partner will receive a membership in the Continental Presidents Club and United Red Carpet Club (or any successor program).

Frequent Flyer Status. Each director and a director’s spouse or qualified domestic partner will receive Presidential Platinum Elite OnePass Cards and 1K Global Services Status (or similar cards valid on both United and Continental).

Lifetime Benefits. A director who (i) served as a member of the Board on October 1, 2010 or (ii) becomes a member of the Board following October 1, 2010 and attains at least five consecutive years of service, shall be eligible to receive, along with his or her spouse or qualified domestic partner, a UATP Travel Card, club membership and frequent flyer status for his or her lifetime. Directors who were eligible to receive reimbursement for taxes incurred on post-separation flight benefits pursuant to a similar policy with UAL Corporation or Continental Airlines, Inc. prior to the merger will also receive tax gross-up payments for the lifetime of director.

Survivorship Benefits. Non-employee directors elected by the holders of the Company Common Stock who served as a member of the Board on October 1, 2010 will have certain survivorship benefits, which are also available to such director’s surviving spouse or qualified domestic partner and children. The survivorship benefits shall include an annual survivor travel limit granted annually on January 1 of each calendar year during the ten calendar year period beginning January 1st of the calendar year following the director’s death and ending on December 31st of the year of the tenth anniversary of the non-employee director’s death (such annual survivor benefit amount to be a travel limit of $10,000).

Charitable Tickets. Each active non-employee director elected by the holders of the Company Common Stock will receive 10 round-trip tickets annually to donate to qualified charities.

Charitable Contribution Matching Program. The Company will provide support to nonprofit organizations to which an active director makes a personal commitment in the amount of $20,000 per year. In the case of each ALPA and IAM director, the Company will provide support to organizations to which the director or their respective union contributes up to $20,000 per year in the aggregate.

Directors’ and Officers’ Liability Insurance and Indemnification. The Company has a policy which provides liability insurance for directors and officers of United Continental Holdings, Inc. and its subsidiaries. The Company also provides indemnification for directors as set forth in the Restated Certificate of Incorporation of United Continental Holdings, Inc..